Exhibit 10.3

February 25, 2021

Dan Salain
837 N Barfield Drive
Marco Island, FL 34145

Dear Dan:

Aceragen, Inc. (the “Company”) is pleased to offer you this letter agreement (the “Letter Agreement”) for employment on the following terms:

1.                  Position. In addition to your continued participation on the Company’s Board of Directors (the “Board”), your operating role will be as Chief Operating Officer and you will report to John Taylor, the Company’s Chief Executive Officer. This is a full-time position and will require such travel as is necessary to fulfill your duties under this Letter Agreement.

2.                  Start Date. Subject to fulfillment of any conditions imposed by this Letter Agreement, you will commence employment on May 1, 2021 (the “Start Date”) or a mutually acceptable date within thirty (30) days of this date.

3.                  Background Check/Proof of Right to Work. This offer is contingent on clearing both a background check and a reference check, both of which you hereby submit to, but that the Company may waive at its discretion. In addition, for purposes of federal immigration law, you will be required to provide to the Company satisfactory documentary proof of your identity and eligibility for employment in the United States, and this offer is contingent upon such satisfactory proof. Such documentation must be provided to the Company within three (3) business days of your date of hire or a mutually agreed upon date, not to exceed thirty (30) days beyond the Start Date.

4.                  Cash Compensation. The Company will pay you a starting salary at the rate of $350,000 per year, subject to applicable withholdings, payable in accordance with the Company’s standard payroll schedule which is currently semi-monthly payments. Your salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time or as determined by the Board in its sole discretion. As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments, including hours beyond the Company’s normal business hours, and you will not be eligible for, nor entitled to receive, overtime compensation.

5.                  Bonus. In addition to your annual salary, you will be eligible for a discretionary incentive bonus for each fiscal year of the Company. Whether you are awarded any bonus for a given fiscal year, and the amount of the bonus (if any), will be determined by the Board in its sole discretion based on the Company’s achievement of objective or subjective criteria established by the Company’s management team and approved by the Board. Your target bonus will be thirty-five percent (35%) of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a given fiscal year will be paid within forty-five (45) days after the close of that fiscal year, and you must remain actively employed by the Company at the time of payment in order to earn the bonus for that.

Aceragen, Inc.

15 TW Alexander Drive, Suite 418, Research Triangle Park, NC 27709

In addition, you will receive a one-time Signing Bonus in the amount of $550,000. This payment is intended to facilitate your joining the Company and serve to compensate you in full for your pre-employment consulting service to the Company. The Signing Bonus will be paid within thirty (30) days after your Start Date. If your employment is terminated for Cause or you elect to discontinue employment with the Company prior to the first anniversary of your Start Date, you will be required to repay the Company the full amount of the Signing Bonus.

6.                  Severance Benefits.

(a)               General. If the Company terminates your employment for any reason other than Cause or Permanent Disability (a “Separation”), then you will be entitled to the benefits described in this Section 6. However, such benefits will only be provided once the Company has confirmed that you (i) have returned all Company property in your possession, and (ii) have executed a general release of all claims that you may have against the Company, its employees, officers and directors, or any other persons affiliated with the Company. The release must be in a form acceptable to the Company in its sole discretion. You must provide such executed release on or before the date specified by the Company (the “Release Deadline”), which shall be no later than thirty (30) days after the date of your Separation. If the Company fails to receive an executed release from you that is acceptable in form and content on or before the Release Deadline, or if you revoke such release, then you will not be entitled to the benefits described in this Section 6.

(b)               Salary Continuation. If your employment ends in a Separation, the Company will continue to pay your base salary for a period of up to twelve (12) months from the date of your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures, unless otherwise agreed by the Parties. The salary continuation payments will commence within thirty (30) days after the Release Deadline, and once they commence, will be retroactive to the date of your Separation. Such payments will continue until the earliest of (i) the first anniversary of your Separation, or (ii) the date when you commence new employment or substantial self-employment.

(c)               COBRA. If your employment ends in a Separation and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same amount of your monthly premium under COBRA as it paid for you under the Company’s medical benefits plan as of the date of your Separation. Such payments will continue until the earliest of (i) the first anniversary of your Separation, (ii) the date when you terminate your coverage under COBRA, or (iii) the date that you commence new employment or substantial self-employment. The company may charge an administrative fee up to 2% as permitted by statute.

Aceragen, Inc.

15 TW Alexander Drive, Suite 418, Research Triangle Park, NC 27709

(d)               Accelerated Vesting, Exercise.

(i.)               If your employment ends in a Separation, then the vested percentage of any equity positions in the Company you may own or control which are still subject to vesting provisions will be determined by adding twelve (12) months to the actual period of service that you have completed with the Company. You will have the opportunity to exercise the vested portion of your equity positions as calculated under this Letter Agreement, until the first anniversary of the date of your Separation.

(ii.)            In the event of a Change in Control (as defined below), any unvested portions of equity positions you may own or control shall, as of the closing of such transaction, accelerate and become fully vested to you.

7.                  Employee Benefits. You will be eligible to participate in the Company-sponsored employee benefit plans, including its medical, dental, vision and 401(k) plans or similar arrangements, subject to the terms and conditions of each such plan as the Company may offer from time to time. These benefits will be provided to you and we will allow you the opportunity to review various choices for health, dental and vision. The company will provide an allowance not to exceed $2,500 per month for the cost of these plans. Depending on the choices you make, we anticipate this amount will cover most if not all of your health, dental and vision costs.

In addition, you will be entitled to use paid time off (PTO), in accordance with the Company’s policy, in effect from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the terms of employment set forth in Sections 4-7 above.

8.                  Equity & Stock Options.

(a)               As a founder of the Company, you have previously purchased 1,000,000 shares of the Company’s Common Stock at a price of $0.001 per share, resulting in an initial equity ownership of approximately 28% of the Company. These shares are subject to the terms and conditions of the stock purchase agreement executed between you and the Company on January 19, 2021(the “Stock Purchase Agreement”).

(b)               Upon additional financing the Company may issue additional equity, which you will be eligible for under the terms of the Company’s then current stock incentive plan, if and or when such is approved by the Board, and any applicable stock option agreement. This equity will be in the form of stock options to acquire the Company’s Common Stock as allocated and at the then fair market value both as determined by the Board. Any future option grants will vest as 25% of the options after 12 months of continuous service following the date of such grant, with the balance of the shares vesting in equal monthly installments over the following three years of continuous service.

Aceragen, Inc.

15 TW Alexander Drive, Suite 418, Research Triangle Park, NC 27709

9.                  Employment Relationship. Your employment with the Company is “at will” and for no specific period of time, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Any contrary representations that may have been made to you are superseded by this Letter Agreement, which you and the Company acknowledge is the full and complete agreement between you and the Company on this term.

10.              No Breach of Obligations to Prior Employers. You represent that your execution of this Letter Agreement, your Stock Purchase Agreement, the Employee Confidential Information and Inventions Assignment Agreement (as defined below), as well as your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. You further represent that you have not, and agree that you will not, during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of the above listed agreements or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not want or need and will not use such information, will assist you to preserve and protect the confidentiality of proprietary information belonging to third parties, and expects you to use in performing your duties for the Company only information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Also, the Company expects you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11.              Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. As a condition of your employment, you are required to sign the Company’s standard “Employee Confidential Information and Inventions Assignment Agreement” committing you to protect the interests of the Company.

12.              Duty of Loyalty; Duty Not to Compete. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote most of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company or that would create a conflict of interest with the Company. Nothing in this Letter Agreement will prevent you (i) from accepting speaking or presentation engagements in exchange for honoraria, (ii) from serving on boards of charitable or private or public companies, so long as these activities do not interfere with the performance of your duties with the Company, or (iii) from owning no more than five percent (5%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

Aceragen, Inc.

15 TW Alexander Drive, Suite 418, Research Triangle Park, NC 27709

13.              Tax Matters. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from the terms of your employment and/or compensation.

14.              Interpretation, Amendment and Enforcement. This Letter Agreement, together with your Employee Confidential Information and Inventions Assignment Agreement and your Stock Option Agreement, constitutes the complete agreement and understanding between you and the Company with respect to your employment and the related subject matter hereof and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Once signed, changes to the terms of this Letter Agreement, other than those changes expressly reserved to the Company’s modification and/or discretion in this Letter Agreement, require an express written modification signed by both you and a duly authorized officer of the Company (other than you). The terms of this Letter Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Letter Agreement or arising out of, related to, or in any way connected with, this Letter Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Delaware law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in North Carolina in connection with any Dispute or any claim related to any Dispute.

15.              Definitions. The following terms have the meaning set forth below wherever they are used in this Letter Agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which such use or disclosure causes or may cause material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your “guilty” or “no contest” to a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with the governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

Aceragen, Inc.

15 TW Alexander Drive, Suite 418, Research Triangle Park, NC 27709

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation fifty percent (50%) or more of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation.

We hope that you will accept our offer to join the Company and be part of a wonderful team of professionals dedicated to ameliorating the pain and suffering of Farber’s disease (and beyond). You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Letter Agreement and returning it to me. This offer, if not earlier accepted, will expire at the close of business on March 25, 2021.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

Aceragen,

/s/ John Taylor
By:	John Taylor
Title:	Chief Executive Officer

Aceragen, Inc.

15 TW Alexander Drive, Suite 418, Research Triangle Park, NC 27709

I have read and understood this Letter Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Dan Salain
By:	Dan Salain

Dated:	2-25-2021

Aceragen, Inc.

15 TW Alexander Drive, Suite 418, Research Triangle Park, NC 27709